Exhibit 99.1

                  S.Y. Bancorp Announces Record First
 Quarter Results, as Net Income Increases 11% to $5,320,000 or $0.38
                          Per Diluted Share

    LOUISVILLE, Ky.--(BUSINESS WIRE)--April 19, 2006--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company in Louisville, southern Indiana and Indianapolis, today reported record results for the first quarter ended March 31, 2006. Performance highlights of the Company's first quarter report included solid year-over-year growth in net interest income, driven primarily by an improved net interest margin. In tandem with this, S.Y. Bancorp witnessed ongoing strength in its asset quality, as levels for net charge-offs and non-performing assets remained near five-year lows.
    The first quarter also marked the Company's implementation of Statement of Financial Standards No. 123R, "Share-Based Payment" (SFAS No. 123R). Accordingly, S.Y. Bancorp recognized $174,000 in non-cash compensation expense in the first quarter of 2006; no such expense was recorded in the prior-year period.




     A summary of the Company's first quarter results follows:

First quarter ended March 31,        2006          2005        Change
-----------------------------     ----------    ----------     ------
Net income                        $5,320,000    $4,777,000       11%
Net income per share, diluted     $     0.38    $     0.34       12%
Return on average equity               16.81%        16.41%
Return on average assets                1.60%         1.57%



    Additional unaudited supplemental financial information for the first quarter ended March 31, 2006 and 2005, may be obtained by following this link: http://www.irinfo.com/sybt/1q06fss.pdf.
    "These record results provide a strong start to the new fiscal year and continue the momentum we witnessed in the fourth quarter of 2005," said David P. Heintzman, Chairman and Chief Executive Officer. "We were pleased that this performance translated once again into high returns on average equity and average assets - both above year-earlier levels.
    "While we witnessed solid growth in many areas of the Company during the first quarter, our core banking businesses continued to figure prominently in the success we have achieved," Heintzman continued. "Concurrent with a 6% increase in our loan portfolio versus the first quarter last year, we registered a 22-basis-point improvement in our net interest margin in the same timeframe, continuing a year-over-year uptrend that emerged in the second half of 2005. Other non-interest income also rose in the first quarter, reflecting growth in deposit account and bankcard fees, as well as higher income from investment management and trust services. On the other side of the balance sheet, we posted a 7% increase in our deposit base, providing funding for our growth and, in our view, reflecting the underlying appeal of our service-driven banking philosophies and the success of our programs that take our message to the market."
    Heintzman pointed out that, as S.Y. Bancorp has continued to implement strategies to produce long-term, consistent growth, it also has maintained a keen focus on asset quality. In 2005, these efforts produced one of the best years ever for the Company in terms of asset quality, and these strong trends continued into the first quarter of 2006. Non-performing loans were 0.50% of total loans in the first quarter of 2006 versus 0.69% in the same quarter last year and were 0.59% relative to total assets compared with 0.79% in the first quarter of 2005. Also, net charge-offs were 0.03% of average loans outstanding versus 0.02% in the year-earlier quarter. Because of changes in credit quality metrics in the first quarter versus the fourth quarter of 2005, the Company provided $350,000 for loan losses in the quarter versus zero in the fourth quarter of 2005 and $225,000 in the year-earlier period.
    Looking ahead, Heintzman added, "Although we are pleased to have begun 2006 with solid results, the marketplace clearly remains challenging. Because of rate pressures and an increasing number of competitors, recent loan growth has not measured up to our expectations or objectives. As this became apparent in 2005, we began to place increased emphasis on steps to build our loan portfolio and meet the heightened competitive conditions we face. We remain intently focused on achieving greater success in this area. Longer term and more strategically, we remain excited about the opportunities we see ahead to build on our style of banking in the Louisville area and in Indianapolis. These opportunities are expected to take a tangible form in 2006 as we push ahead with plans for two new Kentucky branches, including our first office outside of Jefferson County. These opportunities also will have geographic reach as we continue to explore options available to us for a second location in Indianapolis
- another step we expect to take in capitalizing on our business model in this new, attractive market."
    Heintzman noted that, outside of the Company's solid financial performance in the first quarter, S.Y. Bancorp has continued to take steps to maximize shareholder value. In March, the Company increased its cash dividend 8% to $0.14 per common share, following two such increases in 2005. Separately, the Company extended its stock repurchase plan to February 2007. The Company had remaining authorization under that plan to repurchase approximately 335,000 shares of common stock as of March 31, 2006.
    Net interest income, the Company's largest source of revenue, increased $1,714,000 or 15% in the first quarter of 2006 compared with the year-earlier period. This increase was driven primarily by improved net interest margins combined with growth in loans - the Company's most significant earning asset. Net interest margin for the first quarter increased 22 basis points to 4.26% compared with the same period last year, as the Company's interest income and expense both increased in a rising-rate environment. On a linked-quarter basis, net interest margin declined 10 basis points from 4.36% in the fourth quarter of 2005, as funding costs advanced significantly in the first quarter largely in response to a certificate of deposit promotion intended to help build the Company's deposit base. The Company believes it remains well positioned for a rising interest rate environment with approximately half of the Company's loan portfolio being at variable rates. However, depending on expected asset repricing and such factors as competitive rate pressures, unforeseen changes in funding mix, and the possibility that the Federal Reserve may begin to refrain from further rate increases in 2006, the Company believes that further margin contraction will occur in the coming year.
    Non-interest income increased $322,000 or 5% in the first quarter, primarily due to higher service charges on deposit accounts and an increase in investment management and trust income. Service charges rose 12% from the year-earlier quarter while investment management and trust income was up 3% for the quarter. Also contributing to the growth of non-interest income were increases in revenue from bankcard transactions and gains on sales of mortgage loans, which helped offset comparatively lower brokerage revenue for the quarter.
    Non-interest expense increased $1,075,000 or 10% in the first quarter of 2006 versus the same period last year. This increase reflected primarily higher salaries and employee benefit costs - the largest component of non-interest expenses - because of the addition of staff in new and existing locations, along with annual compensation increases. Also included in salaries and employee benefit costs in the current quarter was $174,000 of share-based compensation expense recorded with the implementation of SFAS 123R. The Company's efficiency ratio for the first quarter of 2006 improved to 58.3% from 59.1% in the first quarter last year.
    Total assets for the first quarter increased 8% to $1.36 billion from $1.26 billion at the end of first quarter of 2005. The Company's loan portfolio increased 6% over the year-earlier level, primarily due to steady loan growth throughout the year. Deposits increased 7% from March 31, 2005, as the Company witnessed solid growth in non-interest-bearing accounts, time deposits and money market accounts over the last year.

    Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.4 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. S.Y. Bancorp, Inc. also is the parent company of S.Y. Bancorp Capital Trust I, a Delaware statutory business trust that is a 100%-owned finance subsidiary. The Company's Trust Preferred securities are listed on the Amex under the symbol SYI PR.

    This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.



                          S.Y. Bancorp, Inc.
                Summary Unaudited Financial Information
                (in thousands except per share amounts)

                                                   Quarter Ended
                                                      March 31,
                                              -----------------------
                                                 2006         2005
                                              ----------   ----------
Net interest income                           $   12,973   $   11,259
Provision for loan losses                            350          225
                                              ----------   ----------
Net interest income after provision for
  loan losses                                     12,623       11,034
Non-interest income                                6,817        6,495
Non-interest expense                              11,682       10,607
                                              ----------   ----------
Net income before income taxes                     7,758        6,922
Provision for income taxes                         2,438        2,145
                                              ----------   ----------
Net income                                    $    5,320   $    4,777
                                              ==========   ==========
Net income per share:
  Basic                                       $     0.39   $     0.34
  Fully diluted                               $     0.38   $     0.34

Weighted average shares outstanding:
  Basic                                           13,814       13,905
  Fully diluted                                   14,047       14,204

                                  Mar. 31,      Dec. 31,    Mar. 31,
                                    2006         2005         2005
                                 ----------   ----------   ----------
Total assets                     $1,359,319   $1,330,438   $1,263,444
Total loans                       1,060,842    1,053,871      996,351
Non-interest bearing deposits       183,378      180,628      168,274
Interest-bearing deposits           891,238      850,729      834,711
Stockholders' equity                128,331      125,797      116,377
Book value per share                   9.30         9.11         8.37

Unaudited supplemental financial information for the first quarter ended March 31, 2006 and 2005, may be obtained by following this link: http://www.irinfo.com/sybt/1q06fss.pdf.





    CONTACT: S.Y. Bancorp, Inc.
             Nancy B. Davis, 502-625-9176